Exhibit 10.1

AMENDMENT TO

SUPPLY AGREEMENT

This Amendment to Supply Agreement (the "Amendment") is made and entered into as of August 10, 2015 (the "Amendment Effective Date") by and among Cuattro, LLC, a Colorado limited liability company ("LLC"), and Heska Imaging US, LLC, a Delaware limited liability company formerly known as Cuattro Veterinary U.S.A., LLC ("Vet USA"). This Amendment amends that certain Supply Agreement (the "Agreement") by and between the Parties, dated February 22, 2013. Capitalized terms used but not defined in this Amendment have the meaning ascribed to them in the Agreement.

NOW, THEREFORE, in consideration of the covenants and conditions set forth in this Amendment, the Parties to this Amendment agree as follows:

1.                  Notwithstanding Sections 9.1 and 11.4 of the Agreement, in the event that Vet USA places a purchase order with LLC with a Lead Time of less than (60) days, Vet USA will make full payment prior to shipment of such Products by wire transfer of immediately available funds issued by a first class, international bank, satisfactory to LLC at the bank set forth in Section 11.4 of the Agreement.

2.                  Except as set forth above, all other terms and conditions of the Agreement will remain in full force and effect. On and after the Amendment Effective Date, any reference to the Agreement shall mean the Agreement as amended by this Amendment. In the event of a conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment will govern.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and delivered by their duly authorized officers or agents as set forth below.

CUATTRO, LLC		HESKA IMAGING US, LLC
By:	/s/ Kevin Wilson	By:	/s/ Jason Napolitano

Its:	Member	Its:	Chief Financial Officer

Date:	August 10, 2015	Date:	August 10, 2015